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                                                                    Exhibit 99.1

Contacts:         For Media:        John Calagna
                                    (212) 578-6252

                  For Investors:    Kevin Helmintoller
                                    (212) 578-5140

              SYLVIA MATHEWS NAMED TO METLIFE'S BOARD OF DIRECTORS

NEW YORK, December 12, 2003 - MetLife, Inc. (NYSE: MET) announced today that it has named Sylvia M. Mathews, chief operating officer and executive director, The Bill & Melinda Gates Foundation, to its board of directors, as well as to the board of Metropolitan Life Insurance Company, its subsidiary. This election is effective on January 21, 2004. With the addition of Mathews, MetLife's Board will have 17 members.

"I am extremely pleased that Sylvia is joining MetLife's board," said Robert H. Benmosche, chairman and chief executive officer. "In addition to her current leadership role at the Gates Foundation, Sylvia has been an integral and significant player in the development of a variety of financial, legislative and civic issues of national importance. Her in-depth knowledge and extensive background, which includes experiences in both the public and private sectors, will make her an extremely valuable addition to the MetLife board."

As COO and executive director for Libraries & Pacific Northwest giving, Mathews has been responsible for the Gates Foundation's annual budget, payout management, grant making to libraries, PNW community and global health advocacy organizations. Recently, Mathew's responsibilities have grown to incorporate an expanded focus on advocacy, including policy and finance, across all Foundation program areas - education, global health, libraries and PNW. With increased oversight for advocacy, Mathews will transfer oversight of finance, administration and human resources to the Foundation's CFO and will retain oversight responsibility for the foundation's legal affairs. She also serves on the Gates Foundation's executive team, helping to shape and implement overall strategy. In addition, she plans and coordinates the building of partnerships with governments, industry, United Nations agencies, other foundations and non-governmental organizations.

Before joining the Gates Foundation in 2001, Mathews was deputy director of the Office of Management and Budget in Washington, D.C. In this role, she worked with the director to develop the strategy and negotiate for the more than $1.5 trillion annual budget for the president of the United States.

From 1997 to 1998, she served as deputy chief of staff to President Bill Clinton. From 1995 to 1997, she was chief of staff to Treasury Secretary Robert Rubin and also served as staff director for the National Economic Council from 1993 to 1995.

Mathews was manager of President Clinton's economic transition team from 1992 to 1993. Prior to that, she was an associate at McKinsey and Company from 1990 to 1992.

Mathews received an A.B. degree in government, cum laude, from Harvard University in 1987 and a bachelor's degree in philosophy, politics and economics from Oxford University, where she was a Rhodes Scholar.
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She is a member of the University of Washington Medicine board, the Pacific
Council on International Policy, the Aspen Strategy Group and the CFR Task Force on Transatlantic Relations for the Council on Foreign Relations. In addition, Mathews is a visiting committee member of the John F. Kennedy School of Government at Harvard University and a Governing Council member of the Miller Center of Public Affairs at the University of Virginia.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 12 million individuals in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies have insurance operations in 12 countries serving approximately 8 million customers.

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